SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is executed on April 2, 2007 and is effective as of the date set forth in Section 17 (the “Effective Date”), between Ryder System, Inc., a Florida corporation (the “Company”), and Gregory T. Swienton (the “Executive”).

In consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

Capitalized terms used in the Agreement and not elsewhere defined shall have the meanings set forth in this Section:

(a) “Accrued Benefits” means (i) earned but unpaid base salary accrued through the Termination Date and any accrued but unpaid vacation time to the extent carried to the Termination Date under Company policy; (ii) unreimbursed expenses incurred in accordance with applicable Company policy through the Termination Date; (iii) unpaid amounts under the terms of any incentive plan in which the Executive participates as of the Termination Date, if and to the extent that the Executive is entitled under the terms of any such plan to receive a payment as of the Termination Date; and (iv) all other payments, benefits or perquisites to which the Executive may be entitled through the Termination Date (including but not limited to rights to indemnification under the Company’s By-laws as in effect from time to time), subject to and in accordance with the terms of any applicable compensation arrangement or benefit, or any equity or perquisite arrangement, plan, program or grant.

(b) “Base Salary” means the Executive’s annual base salary in effect on the Termination Date, or, on or before the second anniversary of a Change of Control, and if higher, the highest annual base salary in effect during the six (6) month period immediately preceding the Change of Control. Base Salary for this purpose shall not include or reflect bonuses, overtime pay, compensatory time-off, commissions, incentive or deferred compensation, employer contributions towards employee benefits, cost of living adjustment, or any other additional compensation, and shall not be reduced by any contributions made on the Executive’s behalf to any plan of the Company under Section 125, 132, 401(k), or any other analogous section of the Code.

(c) “Benefits Continuation Period” means the period for each applicable benefit beginning on the Termination Date and ending on the earliest of (i) the day on which the Executive is eligible to receive coverage for such benefit from a new employer; (ii) in the case of such benefits which require employee contributions, the date the Executive fails to timely make such required employee contributions pursuant to the Company’s or plan’s instructions (after giving effect to applicable grace periods) or otherwise cancels his coverage in accordance with the terms of the relevant plan(s); or (iii) the last day of the Executive’s Severance Period.

(d) “Cause” means: (i) fraud, misappropriation or embezzlement by the Executive against the Company or any of its subsidiaries and/or affiliates; (ii) conviction of or plea of guilty or nolo contendere to a felony; (iii) conviction of or plea of guilty or nolo contendere to a misdemeanor involving moral turpitude or dishonesty; (iv) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician’s statement; (v) material breach by the Executive of the provisions of Section 10 of this Agreement (Restrictive Covenants); (vi) willful failure to perform the Executive’s key duties or responsibilities; or (vii) any other activity which would constitute grounds for termination for cause by the Company or its subsidiaries or affiliates, including but not limited to material violations of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. Notwithstanding the foregoing, if a Change of Control has occurred within the two years preceding a Cause determination, “Cause” shall not include subsection (vii) of the preceding sentence, provided that subsection (vii) shall continue to apply to any terminations that are deemed to have retroactively occurred pursuant to the last paragraph in the definition of “Change of Control.” For the purposes of this Section 1(d), any good faith interpretation by the Company’s Board of Directors (the “Board”) of the foregoing definition of “Cause” shall be conclusive on the Executive. For purposes of this Agreement “Cause” shall be determined by the Board or its designee, provided that following a Change of Control, “Cause” shall be determined by a majority of the Incumbent Board (as defined in Section 1(e)), or, if there are fewer than three members in the Incumbent Board (excluding the Executive) at the date of such a determination, by the remaining Incumbent Board members, if any, and two-thirds of the members of the Board. Any good faith interpretation that satisfies the foregoing sentence shall be conclusive on the Executive. The Executive shall not have the right to vote or be counted for purposes of the determination of Cause.

(e) “Change of Control” Except as provided below, for the purpose of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) of this Section 1(e); or

(ii) the individuals who, as of January 1, 2007, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) there is a liquidation or dissolution of the Company approved by the shareholders; or

(v) there is a sale of all or substantially all of the assets of the Company.

Notwithstanding anything in this Section 1(e) to the contrary, for purposes of the acceleration of the payment of severance benefits pursuant to Section 5(c)(iii), a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership or effective control” under Section 409A of the Code, and the rulings and regulations issued under that Section.

If a Change of Control occurs and (i) the Executive’s employment is terminated within twelve months prior to the date on which the Change of Control occurs and (ii) it is reasonably demonstrated by the Executive that such termination of employment either (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, then the Executive shall, to the extent practicable, receive the same compensation and benefits hereunder as though a Change of Control had occurred on the date immediately prior to the date of such termination of employment.

(f) “Code” means the Internal Revenue Code of 1986, as amended, supplemented or substituted from time to time.

(g) “Disability” means an illness or injury that entitles the Executive to long-term disability payments under the Company’s group long term disability plan, as in effect from time to time, or would have entitled the Executive to payments if he had applied for such payments.

(h) “Employment Term” means the Executive’s term of employment under this Agreement commencing on the Effective Date and ending on the first to occur of the events specified in Section 4.

(i) “Equity Compensation Opportunities” means the Executive’s ability to obtain equity in the Company (or a comparable cash-based incentive program) through a compensatory arrangement. Equity Compensation Opportunities are measured using the valuation method applied by the Company for financial accounting purposes and the Board may take into account in determining that no reduction has occurred any exercises, cashing out, or other liquidity on favor of the Executive that is either triggered by the Executive or occurring in connection with a Change of Control. Changes in the underlying value of the stock shall not be treated as a reduction in the Equity Compensation Opportunities, and the Company may take into account in replacing the value of pre-Change of Control equity compensation with post-Change of Control equity compensation (or a comparable cash-based incentive program) that the Executive may have received value for his equity compensation in the Change of Control.

(j) “Good Reason” only applies within two years following a Change of Control as defined in Section 1(e) and for terminations that are deemed to have retroactively occurred pursuant to the last paragraph in the definition of “Change of Control,” and means: (i) any reduction in the aggregate value of the Executive’s compensation (consisting of the Executive’s Base Salary, Target Bonus opportunity, cash perquisites, and Equity Compensation Opportunities), other than a reduction consented to in writing by the Executive or an inadvertent reduction remedied by the Company (or its subsidiaries, affiliates or successors) within ten (10) business days after receipt of notice by the Executive; (ii) the Company’s requiring the Executive to be based or to perform services at any site or location more than fifty (50) miles from the site or location at which the Executive is based at the time of the Change of Control, except for travel reasonably required in the performance of his responsibilities (which does not materially exceed the level of travel required of the Executive in the six (6) month period immediately preceding the Change of Control); (iii) any failure by the Company to obtain the assumption and agreement to perform under this Agreement by a successor as contemplated by Section 8; (iv) any failure by the Company to pay into the Trust(s) the amounts and at the time or times as are required pursuant to the terms of Section 6; or (v) any material and adverse changes in the Executive’s duties and responsibilities, without his express prior written consent. For the avoidance of doubt, a change in reporting relationship or title shall not constitute “Good Reason.”

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason, until ninety (90) days have elapsed since the occurrence of the circumstance he would assert constitutes Good Reason.

(k) “Involuntary Termination” means the termination of the Executive’s employment by the Company for any reason other than death, Disability or Cause; provided, however, that an Involuntary Termination of his employment shall not occur if:

(i) the termination of the Executive’s employment is due to the transfer of his employment between the Company and an affiliate or subsidiary of the Company, or among affiliates or subsidiaries of the Company; or

(ii) the termination follows a Change of Control and either (a) the Executive’s employment is transferred to the purchaser or transferee of all or any portion of the operations of the Company or any subsidiary or affiliate (the “Disposed Business”) and the obligations of this Agreement are assumed by the purchaser or transferee or (b) the Executive terminates his employment with the Company or any of its subsidiaries or affiliates or does not accept an offer of employment from a purchaser or transferee notwithstanding that the Executive received an offer of employment from either the purchaser or transferee of the Disposed Business or the Company or any of its subsidiaries and affiliates which offer included a continuation of the obligations of this Agreement, as determined by the Company in its sole discretion.

In no event shall an “Involuntary Termination” occur if the Executive terminates his employment with the Company or any of its subsidiaries or affiliates for any reason. In the event of the occurrence of any of the events set forth in subsection (ii) above, the Company’s obligations under this Agreement shall terminate immediately and the Executive shall not be entitled to any amounts or benefits hereunder but shall still be required to comply with Section 10 hereof. This Agreement shall, however, continue in effect if the Executive’s employment is transferred between or among the Company and its subsidiaries or affiliates as contemplated in subsection (i) above.

(l) “Notice of Termination” means written notice (i) specifying the Termination Date (which shall not be less than thirty (30) days after the date of such notice in the case of a termination on account of Disability or the Employee’s voluntary termination other than for Good Reason); (ii) solely with respect to the Executive’s terminating for Good Reason, citing the specific provision of this Agreement and the facts and circumstances, in reasonable detail, providing a basis for such termination, provided that if the basis for such Good Reason is capable of being cured by the Company, the Executive will provide the Company with an opportunity to cure the Good Reason within thirty (30) calendar days after receipt of such notice, and (iii) solely with respect to the Company terminating the Executive’s employment on account of Disability, its intent to terminate his employment on account of Disability. A Notice of Termination will, as applicable, be provided by or to the Board.

(m) “Release” means a severance agreement and general release in a comprehensive form used by the Company for such purposes at the time of the Executive’s separation from employment (a copy of such form as in effect on the date this Agreement is executed is attached to this Agreement by way of example, but the Executive acknowledges that such form may be updated by the Company from time to time). If the Executive is subject to the Older Workers Benefit Protection Act (“OWBPA”), the Release shall be revocable until the end of the seventh (7th) calendar day after Executive executes the Release.

(n) “Release Effective Date” means, if the Executive is covered by the OWBPA on his Termination Date, the later of: (i) the eighth (8th) calendar day after the execution of the Release, provided that the Executive has not revoked the Release prior to such date, or (ii) the Termination Date. If the Executive is not covered by the OWBPA on his Termination Date, the Release Effective Date means the later of: (i) the date on which the Release is executed by the Executive, or (ii) the Termination Date.

(o) “Severance Multiple” means a multiple of two and one-half (2 1/2). On or after a Change of Control, the Severance Multiple shall mean three (3).

(p) “Severance Period” means a period of two and one-half (2 1/2) years. On or after a Change of Control, the Severance Period shall mean a period of three (3) years.

(q) “Target Bonus” means the stated target incentive award which the Executive is eligible to receive under the Company’s annual incentive compensation plan or awards for the year in which the Termination Date occurred.

(r) “Termination Date” means the effective date of the termination of the Executive’s employment with the Company and all subsidiaries or affiliates, as designated in writing by the Company or the Executive. If the Executive’s employment is terminated as a result of a Disability, the Termination Date shall be the thirtieth (30th) day after the Company or any of its subsidiaries or affiliates has delivered a Notice of Termination to the Executive provided that the Executive has not resumed his same full-time employment with the Company or any subsidiary or affiliate.

(s) “Trustee” shall have the meaning ascribed to such term in Section 6 of this Agreement.

2. POSITION/DUTIES.

(a) The Company agrees to continue to employ the Executive as its Chief Executive Officer or other equivalent title as approved by the Board, subject to the terms and conditions outlined in this Agreement. The Executive accepts the continuing employment. The Executive will have those responsibilities, duties, authorities and titles consistent with the Executive’s status as an officer of the Company as assigned from time to time by the Board, shall be subject to all rules, policies and procedures of the Company, and shall serve in such other executive capacities, without additional compensation, as may be assigned by the Board from time to time.

(b) During the Employment Term, the Executive shall devote substantially all of his full business time (other than vacation and sick leave), energy and skill in the performance of his duties with the Company. However, this Agreement does not prevent the Executive from (i) managing his and his family’s personal passive investments, and (ii) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies (subject to the consent of the Board), so long as these activities do not materially interfere with the performance of his duties or create a potential actual or perceived conflict of interest or violate Section 10 of this Agreement.

3. PRIOR ARRANGEMENTS. The Parties agree that, as of the Effective Date, all prior employment, separation, severance, termination, change of control, or similar agreements, arrangements, or plans whether oral or written covering the Executive are terminated and superseded and any notice periods with respect to such terminations are deemed satisfied or explicitly waived.

4. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon thirty (30) days’ written notice by the Company to the Executive of termination due to Disability.

(b) DEATH. On the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause.

(d) INVOLUNTARY TERMINATION WITHOUT CAUSE. Upon written notice by the Company to the Executive of an Involuntary Termination without Cause.

(e) GOOD REASON ON OR AFTER A CHANGE OF CONTROL. On or after the occurrence of a Change of Control, upon written notice by the Executive to the Company of a termination for Good Reason, subject to Section 1(l) and as provided in Section 9.

(f) VOLUNTARY TERMINATION. Upon notice by the Executive to the Company of the Executive’s voluntary termination of employment, or on or after a Change of Control, upon notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the termination date proposed by the Executive), subject to Section 1(l) and as provided in Section 9.

5. CONSEQUENCES OF TERMINATION.

(a) DISABILITY. In the event the Employment Term ends on account of the Executive’s Disability, the Company shall pay and provide the Executive any Accrued Benefits.

(b) DEATH. In the event the Employment Term ends due to the Executive’s death, the Company shall pay and provide Executive’s estate (to the extent that beneficiaries have not been designated under applicable benefit or compensation plans) any Accrued Benefits.

(c) INVOLUNTARY TERMINATION WITHOUT CAUSE NOT DUE TO A CHANGE OF CONTROL. In the event of the Executive’s Involuntary Termination not due to a Change of Control, the Executive shall be entitled to receive the compensation listed below, subject to his compliance with the terms and conditions of Section 5(f) (“Additional Terms”).

(i) The Company shall pay or provide to the Executive the following payments and benefits:

(A) Any Accrued Benefits payable as soon as practical after the Termination Date;

(B) Continued payment of the Executive’s Base Salary for the applicable Severance Period payable in accordance with the Company’s standard payroll practices even though the Executive is no longer employed;

(C) A lump sum equal to the Executive’s Target Bonus multiplied by the Severance Multiple payable on the Release Effective Date or as soon thereafter as is reasonably practicable;

(D) Continuation of medical, prescription, dental and health care reimbursement benefits for the Benefits Continuation Period for the Executive and his family through the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, supplemented or substituted from time to time (“COBRA”), in accordance with the applicable plans, programs or policies of the Company, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any), provided that the Executive shall continue to pay to the Company any applicable contribution amounts that the Executive would otherwise have to pay for such benefits if the Executive was still employed by the Company. Further, if the Executive fails to accept available coverage from another employer or fails to notify the Company within 30 days of Executive’s eligibility to receive coverage under another employer’s plan, the Executive’s coverage under this Section 5(c)(i)(D) shall immediately terminate and Executive shall cease to be entitled to any such benefits under this Agreement and shall be required within three (3) months after such failure to reimburse the Company for the greater of any premiums or any benefits paid after such failure. In addition, the Executive agrees that the Company may offset against or deduct from any payments due but not paid under this Section 5 in full or partial payment of such reimbursement;

(E) The Company shall provide the Executive with professional outplacement services as determined in the Company’s sole discretion until the earliest of (w) six (6) months after the end of the Severance Period, (x) the date on which the Executive obtains another full-time job, (y) the date on which the Executive becomes self-employed, and (z) the date on which the Executive has received all services or benefits due under the applicable Company-sponsored outplacement program. The Company will not pay the Executive cash in lieu of professional outplacement services;

(F) If the Executive is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive will have thirty-one days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;

(G) If the Executive is covered by any Company-sponsored supplemental long-term disability insurance program as of the Termination Date, the Company shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period the Executive shall be entitled to keep this policy if he continues to pay the annual premiums; and

(H) Any benefits or rights to which the Executive is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of those plans.

(ii) If a Change of Control occurs and the Executive is already receiving severance pay and benefits under Section 5(c) of this Agreement as a result of his Involuntary Termination without Cause not due to a Change of Control, the Company shall pay to the Executive in a lump sum, within seven (7) calendar days after the Change of Control (or as soon thereafter as the payment can reasonably be determined), an amount (in lieu of future periodic payments) equal to the present value of all future cash payments due to the Executive under this Agreement using the prime commercial lending rate published by the Trustee at the time the Change of Control occurs. The Company and the Executive shall continue to be liable to each other for all of their other respective obligations under this Agreement.

On the Termination Date or the last day of the month in which the Termination Date occurs (whichever applies under the plan terms), the Executive shall no longer be eligible to participate in any Company plan, program or policy, other that those described in Section 5(c)(i) including, but not limited to, the Company’s long-term incentive plan, short-term disability plan, long-term disability plan, employee stock purchase plan, and business travel accident plan.

(d) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) voluntarily by the Executive (other than for Good Reason on or after a Change of Control), the Company shall pay or provide to the Executive the Accrued Benefits.

(e) TERMINATION DUE TO A CHANGE OF CONTROL. If, within the two (2) year period commencing on a Change of Control of the Company, (A) the Executive experiences an Involuntary Termination, or (B) the Executive terminates his employment with the Company or its subsidiaries or affiliates for Good Reason, the Executive shall be entitled to receive the compensation and benefits listed below, subject to his compliance with the terms of Section 5(f):

(i) The Company shall pay or provide to the Executive the following payments and benefits:

(A) Any Accrued Benefits payable as soon as practical after the Termination Date;

(B) A lump sum equal to the Executive’s Base Salary multiplied by the Severance Multiple payable on the Release Effective Date or as soon thereafter as is practicable;

(C) A lump sum equal to the Executive’s Target Bonus multiplied by the Severance Multiple, payable on the Release Effective Date or as soon thereafter as is practicable;

(D) Continuation of medical, prescription, dental and health care reimbursement benefits for the Benefits Continuation Period for the Executive and his family through COBRA, in accordance with the applicable plans, programs or policies, if any, of the Company or its successor, and on such terms applicable to comparably situated active employees during such period (which shall offset the Company’s COBRA obligation, if any). However, the Executive shall continue to pay to the Company any applicable contribution amounts that the Executive would otherwise have to pay for such benefits if the Executive was still employed by the Company. Further, if the Executive fails to accept available coverage from another employer or fails to notify the Company within 30 days of Executive’s eligibility to receive coverage under another employer’s plan, the Executive’s coverage under this Section 5(e)(i)(D) shall immediately terminate and Executive shall cease to be entitled to any such benefits under this Agreement and shall be required within three (3) months after such failure to reimburse the Company for the greater of any premiums or any benefits paid after such failure. In addition, the Executive agrees that the Company may offset against or deduct from any payments due but not paid under this Section 5 in full or partial payment of such reimbursement; and

(E) The Company (or the Trustee) shall pay to Executive in a lump sum on the Release Effective Date, an amount equal to the value of the Company-sponsored outplacement program maintained by the Company immediately prior to the Change of Control, based on the Executive’s management level as of the Termination Date.

(F) If the Executive is covered by any Company-sponsored executive life insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period, the Executive will have thirty-one days from the last day of the Severance Period to convert his life insurance coverage to an individual policy;

(G) If the Executive is covered by any Company-sponsored supplemental long term disability insurance program as of the Termination Date, the Company (or the Trustee) shall continue to pay for the Executive’s coverage until the end of the Severance Period. At the end of the Severance Period the Executive shall be entitled to keep this policy if he continues to pay the annual premiums; and

(H) Any benefits or rights to which the Executive is entitled under any of the Company’s stock or equity plans in accordance with the terms and conditions of any such plans.

On the Termination Date or the last day of the month in which the Termination Date occurs (whichever applies under the plan terms), the Executive shall no longer be eligible to participate in any Company plan, program or policy, other that those described in this Section 5(e)(i) including, but not limited to, the Company’s long-term incentive plan, short-term disability plan, long-term disability plan, employee stock purchase plan, and business travel accident plan.

(ii) Gross-up. (A) In the event any payment that is either received by the Executive or paid by the Company on his behalf or any property, or any other benefit provided to him under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if the payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Payment”), is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 5(e)(ii) if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 5(e) (other than any Accrued Benefits), unless an alternative method of reduction is elected by Executive.

(B) All determinations required to be made under this Section 5(e)(ii) including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting (or compensation and benefits consulting) firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality in which the Executive incurs income taxes in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5(e)(ii), shall be paid by the Company to the Executive (or to the appropriate taxing authority on the Executive’s behalf) when the applicable tax is due.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Executive was lower than the amount actually due (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Section 5(e)(ii)(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(C) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest.  Without limitation on the foregoing provisions of this Section 5(e)(ii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(D) If, after the receipt by the Executive of an amount paid or advanced by the Company pursuant to this Section 5(e)(ii), the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).

(iii) The severance benefits described in this Section 5(e), other than continuation of insurance coverage, the Gross-Up Payment, and any Accrued Benefits payable under an employee benefits plan, shall be paid in a lump sum on the Release Effective Date, or as soon thereafter as can reasonably be calculated.

(f) ADDITIONAL TERMS

(i) Upon termination of employment, the Executive shall execute and agree to be bound by a Release of the Company in a form prepared by the Company, which will include, inter alia, the Executive’s general release of known and unknown claims, prior to and as a condition of receiving any payments or benefits (other than the Accrued Benefits) pursuant to this Agreement. If applicable, the Release shall contain provisions required by federal, state or local law (e.g., the Older Worker’s Benefit Protection Act) to effectuate a general release of all claims. Notwithstanding anything herein to the contrary, no payments or continued benefits on account of termination of employment hereunder (other than any Accrued Benefits payable in accordance with their terms) shall be made to the Executive prior to the Release Effective Date.

(ii) As consideration for the Company’s offer of this Agreement to the Executive and for other good and valuable consideration, during his employment and upon termination of employment for any reason, the Executive agrees to comply with the restrictive covenants contained in Section 10 of this agreement. In addition, receipt of the severance payments and benefits set forth in Section 5 is expressly conditioned upon the Executive’s continued compliance with Section 10. If the Executive is receiving severance benefits under Section 5, and (A) if the Executive is reemployed by the Company (or any subsidiary, affiliate or successor) or breaches this Agreement or the Release, or (B) if the Company (or any subsidiary, affiliate or successor) discovers information that would have permitted the Company to terminate the Executive for Cause or if the Company or any subsidiary, affiliate or successor discovers a breach of Section 10, payment of severance benefits shall immediately cease. If the severance ceases because of re-employment and the Company has paid severance in a lump sum, the Company (or any subsidiary or successor) shall have the right to require that the Executive repay to the applicable entity the value of the severance benefits that would not yet have been paid before re-employment if he had been receiving the severance in semi-monthly installments. If the severance ceases because of a Cause determination or a breach of Section 10, the Company (or any subsidiary or successor) shall have the right to require that the Executive repay to the applicable entity the full value of any previously received severance. The remedies described in this paragraph are in addition to any other remedies that may be available to the Company in the event of the occurrence of any of the circumstances described in this paragraph.

(iii) Upon termination of employment for any reason, the Executive agrees to promptly return all Company property that has come into his possession or control, including, without limitation, computer equipment (including, without limitation, computer hardware, laptop and other computers, software and printers, wireless handheld devices, cellular telephones, pagers, etc.), client and customer information, client and customer lists, employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges, keys, and any other materials of any kind which contain or embody, in whole or in part, any proprietary or confidential material of the Company (and all reproductions thereof), except that Company property shall not include items, if any, listed in a written document signed by the Executive and the Company at or before the time of the Executive’s termination from employment as items to be retained by the Executive. The Executive further agrees that he will leave intact all electronic Company documents, including those which the Executive developed or helped develop during his employment, and that he will promptly cancel all accounts for his benefit, if any, in the Company’s name including, without limitation, credit cards, telephone charge cards, cellular telephone accounts, pager accounts, and computer accounts.

(iv) Upon any termination of employment, upon the request of the Company, the Executive shall resign in writing, from all offices, directorships and fiduciary positions of the Executive in which the Executive is serving.

(v) The Executive agrees that, following his Termination Date, except as set forth herein, he shall not be eligible for or entitled to any other incentive compensation award, including any pro rata incentive compensation award, pursuant to the Company’s and/or its subsidiaries’ or affiliates’ incentive compensation plans. The Executive’s agreement to this provision is a material consideration for the Company’s executing this Agreement.

(vi) The Executive shall not be deemed to have terminated his employment with the Company or any of its subsidiaries or affiliates, and thus shall not be entitled to any amounts or benefits pursuant to this Agreement, if he leaves the employ of the Company or any of its subsidiaries or affiliates for immediate reemployment with the Company or any of its subsidiaries or affiliates.

(g) In the event of the Executive’s termination for death or Disability, the Executive and, to the extent applicable, his legal representatives, executors, heirs, legatees and beneficiaries shall have no rights under this Agreement, other than the right to Accrued Benefits, and their sole recourse, if any, shall be under the death or disability provisions of the plans, programs, policies and practices of the Company and/or its subsidiaries and affiliates, as applicable to the Executive. If the Executive dies prior to payment of all severance benefits to which he is entitled, all Company obligations under the Agreement shall cease except for the Accrued Benefits (if unpaid at the time of death).

6. TRUSTS

(a) In order to ensure in the event of a Change of Control that timely payment will be made of certain obligations of the Company to the Executive provided for under this Agreement, the Company shall, immediately prior to or in connection with the consummation of a Change of Control, pay into one or more trust(s) (the “Trust(s)”) established between the Company and any financial institution with assets in excess of $100 million selected by the Company prior to the Change of Control, as trustee (the “Trustee”), such amounts and at such time or times as are required in order to fully pay all cash amounts due the Executive pursuant to Section 5(e) that are payable or as are otherwise required pursuant to the terms of the Trust(s), with payment to be made in cash or cash equivalents. Thereafter, all such payments required to be paid under Section 5(e) shall be made out of the Trust(s); provided, however, that the Company shall retain liability for and pay the Executive any amounts or provide for such other benefits due the Executive under this Agreement for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required or in the event that the Trustee fails to make such payment to the Executive within the time frames set forth in this Agreement. Prior to the Change of Control, and to the extent necessary because of a change in the Trustee, after the Change of Control, the Company shall provide the Executive with the name and address of the Trustee. Nothing in this Agreement shall require the Company to maintain the funding required in this section beyond the second anniversary of a Change of Control unless, before such second anniversary, the Executive’s employment has terminated in a manner qualifying him for benefits under Section 5(e). The Executive expressly waives any requirement under this Section 6 or otherwise for the Company to fund the Trust(s) if funding would cause him to be taxed under Code Section 409A(b) or any successor law.

(b) For purposes of this Agreement, the term “the Company and/or the Trustee” means the Trustee to the extent the Company has put funds in the Trust(s) and the Company to the extent the Company has not funded or fully funded the Trust(s). However, in accordance with subsection (a) above, the Company shall retain liability for and pay the Executive any amounts or provide for such other benefits due the Executive under this Agreement for which the Trustee fails to make adequate payment to the Executive within the time frames set forth in this Agreement under Section 5(e).

7. INVENTIONS AND IMPROVEMENTS. The Executive acknowledges that all ideas, discoveries, inventions and improvements which are made, conceived or reduced to practice by the Executive and every item of knowledge relating to the Company’s business interests (including potential business interests) gained by the Executive during the Employment Term are the sole and absolute property of the Company, and the Executive shall promptly disclose and hereby irrevocably assigns all his right, title and interest in and to all such ideas, discoveries, inventions, improvements and knowledge to the Company for its sole use and benefit, without additional compensation, and shall communicate to the Company, without cost or delay, and without publishing the same, all available information relating thereto. The Executive also hereby waives all claims to moral rights in any such ideas, discoveries, inventions, improvements and knowledge. The provisions of this Section 7 shall apply whether such ideas, discoveries, inventions or knowledge are conceived, made, gained or reduced to practice by the Executive alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the specific realm of the Executive’s duties. Any of the Executive’s ideas, discoveries, inventions and improvements relating to the Company’s business interests or potential business interests and conceived, made or reduced to practice during the Severance Period shall for the purpose of this Agreement, be deemed to have been conceived, made or reduced to practice before the end of the Employment Term. The Executive shall, upon request of the Company, and without further compensation by the Company but at the expense of the Company, at any time during or after his employment with the Company, sign all instruments and documents requested by the Company and otherwise cooperate with the Company and take any actions which are or may be necessary to protect the Company’s right to such ideas, discoveries, inventions, improvements and knowledge, including applying for, obtaining and enforcing patents, copyrights and trademark registrations thereon in any and all countries. To the extent this section shall be construed in accordance with the laws of any state which precludes a requirement to assign certain classes of inventions made by an employee, this Section shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

8. NO ASSIGNMENTS. This Agreement shall not be assignable by the Executive. This Agreement shall be assignable by the Company only by merger or in connection with the sale or other disposition of a substantial portion of the assets of the Company. This Agreement shall inure to the benefit and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9. NOTICE. All notices and other communications hereunder, shall be in writing and shall be given to the other party by hand delivery, by overnight express mail or other guaranteed delivery service, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s last address appearing in the payroll/personnel records of the Company.

If to the Company:

Ryder System, Inc.

11690 N.W. 105th Street

Miami, Florida 33178-1103

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective on the earliest of (i) when actually received by the addressee, (ii) as indicated by an overnight or other receipt, and (iii) the third business day after the notice is dispatched.

10. RESTRICTIVE COVENANTS.

(a) COVENANT OF CONFIDENTIALITY. All documents, records, techniques, business secrets and other information of the Company, its subsidiaries and affiliates which have or will come into the Executive’s possession from time to time during the Executive’s affiliation with the Company and/or any of its subsidiaries or affiliates and which the Company treats as confidential and proprietary to the Company and/or any of its subsidiaries or affiliates shall be deemed as such by the Executive and shall be the sole and exclusive property of the Company, its subsidiaries and affiliates. The Executive agrees that he will keep confidential and not use or divulge to any other individual or entity any of the Company’s or its subsidiaries’ or affiliates’ confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, the Executive agrees that upon his termination of employment, irrespective of the reason for such termination, he shall promptly return to the Company all confidential and proprietary information of the Company and/or its subsidiaries or affiliates that is in his possession.

The Executive agrees that the terms and provisions of this Agreement, as well as any and all incidents leading to or resulting from this Agreement, are confidential and may not be discussed with anyone other than his spouse, domestic partner, attorney or tax advisor without the prior written consent of the Board, except as required by law. In the event that the Executive is subpoenaed, or asked to provide confidential information or to testify as a witness or to produce documents in any existing or potential legal or administrative or other proceeding or investigation formal or informal related to the Company, to the extent permitted by applicable law, the Executive will promptly notify the Company of such subpoena or request and will, if requested, meet with the Company for a reasonable period of time prior to any such appearance or production.

(b) COVENANT AGAINST COMPETITION. During the Executive’s employment with the Company or any subsidiary or affiliate, and thereafter during the longer of: (i) the Severance Period, if any, or (ii) twelve (12) months following the Executive’s Termination Date (irrespective of the reason for the Executive’s termination and without any reduction or modification), the Executive shall not, without the prior written consent of the Board directly or indirectly engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly or indirectly with the business conducted by the Company or any of its subsidiaries or affiliates in any geographic area in which the Company is or was engaged in or actively planning to engage in business as of the Executive’s Termination Date or during the previous twelve (12) month period; provided, however, that the Executive is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.

(c) COVENANT OF NON-SOLICITATION. During the Executive’s employment with the Company or any subsidiary or affiliate, and thereafter during the longer of (i) the Severance Period, if any, or (ii) twelve (12) months following the Executive’s Termination Date (irrespective of the reason for the Executive’s termination and without any reduction or modification), the Executive shall not, directly or indirectly, in any manner or capacity whatsoever, either on the Executive’s own account or for any person, firm or company:

(i) take away, interfere with relations with, divert or attempt to divert from the Company any business with any customer or account: (x) that was a customer or account on the last day of the Employment Term and/or has been solicited or serviced by the Company within one (1) year prior to the last day of the Employment Term; and (y) with which the Executive had any contact or association, or that was under the supervision of the Executive, or the identity of which was learned by the Executive, as a result of the Executive’s employment with the Company, or

(ii) solicit, interfere with or induce, or attempt to induce, any employee or independent contractor of the Company or any of its subsidiaries or affiliates to leave his employment or service with the Company or to breach his employment agreement or other agreement, if any.

(d) COVENANT OF NON-DISPARAGEMENT AND COOPERATION. The Executive agrees not to make any remarks disparaging the conduct or character of the Company or any of its subsidiaries or affiliates, their current or former agents, employees, officers, directors, successors or assigns (“Ryder Parties”), except as may be necessary in the performance of his duties or as is otherwise required by law. The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Company shall reimburse the Executive for travel expenses approved by the Company or its subsidiaries or affiliates incurred in providing such assistance. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. Nothing in this provision is intended to or should be construed to prevent the Executive from providing truthful information to any person or entity as required by law or his fiduciary obligations.

(e) SPECIFIC REMEDY. The Executive acknowledges and agrees that if the Executive commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition, the Covenant of Non-Solicitation, or the Covenant of Non-Disparagement and Cooperation, the Company shall have the right to have the covenant specifically enforced through an injunction or otherwise, without any obligation that the Company post a bond or prove actual damages, by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Company, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement, and that money damages will not provide an adequate remedy to the Company. The Executive further acknowledges and agrees that the Covenant of Confidentiality, the Covenant Against Competition, the Covenant of Non-Solicitation, and the Covenant of Non-Disparagement and Cooperation contained in this Agreement are intended to protect the Company’s business interests and goodwill, are fair, do not unreasonably restrict his future employment and business opportunities, and are commensurate with the arrangements set out in this Agreement and with the other terms and conditions of the Executive’s employment. In addition, in executing this Agreement, the Executive makes an election to receive severance pay and benefits pursuant to Section 5 and is subject to the covenants above, therefore, the Executive shall have no right to return any amounts or benefits that are already paid or to refuse to accept any amounts or benefits that are payable in the future in lieu of his specific performance of his obligations under the covenants above.

(f) SURVIVAL OF PROVISIONS. The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company for any reason (including Section 5(d) hereof) and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of the State of Florida, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of the State of Florida.

11. NO MITIGATION/NO OFFSET. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except as specifically set forth in Sections 5(f)(ii), 10, and 15 or upon obtaining by the Company of a final unappealable judgment against the Executive.

12. ATTORNEY’S FEES. To the fullest extent permitted by law, the Company shall promptly pay, upon submission of statements, one-half of all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses in excess of $10,000 in the aggregate incurred in connection with any dispute concerning payments, benefits and other entitlements which the Executive may have under Section 5(c) or 5(e), up to an amount not exceeding $15,000 in the aggregate from the Company; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive’s claim is, in a material manner, in bad faith or frivolous and the court determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the court determines that such legal and other professional fees are clearly and demonstrably unreasonable.

13. LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

14. WITHHOLDING. The Company shall withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

15. CODE SECTION 409A

(a) CONSTRUCTION AND INTERPRETATION. This Agreement shall be construed and interpreted in a manner so as not to trigger adverse tax consequences under Section 409A of the Code and the rulings and regulations issued thereunder. The Company may amend this Agreement in any manner necessary to comply with Code Section 409A or any successor law, without the consent of the Executive. Furthermore, to the extent necessary to comply with Code Section 409A, the payment terms for any of the payments or benefits payable hereunder may be delayed without the Executive’s consent to comply with Code Section 409A.

(b) DELAYED COMMENCEMENT OF BENEFITS. In accordance with 409(A), no payment and no Company-paid insurance coverage to which the Executive otherwise would become entitled under this Agreement shall be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of the Executive’s death, if the Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16. SECTION HEADINGS. The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17. EFFECTIVE DATE; ENTIRE AGREEMENT. This Agreement is effective on the earlier of (i) the first anniversary of delivery of written notice from the Company to the Executive that the Employment Agreement in effect on the date such notice was delivered would not be renewed and would terminate in accordance with its terms on the first anniversary of delivery of such notice and (ii) February 1, 2008. Except as the parties may evidence on a Schedule A to be attached to this Agreement and signed by the Executive and the Company after the date this Agreement is executed, from and after the Effective Date, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements, or severance or change in control agreements, policies, plans or practices, and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties; provided, however, that any rights to indemnification, all stock options or other equity granted to the Executive prior to the Effective Date, and all agreements relating thereto shall remain in full force and effect in accordance with their terms except as otherwise modified herein.

18. CHOICE OF LAW; JURISDICTION; JURY TRIAL WAIVER. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. The Parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Florida (or, if appropriate, a federal court located within the State of Florida), in either case located in Miami, Florida, and the Parties consent to the jurisdiction of such court. The parties hereto accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

19. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

21. MISCELLANEOUS. From and after the execution of this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Chair of the Compensation Committee of the Board, except as provided in Section 15 above regarding Code Section 409A. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

22. GENDER. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural as the identity of the person or persons may require.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its assistant secretary, all as of the day and year first above written.

/s/ Robert D. Fatovic	/s/ Gregory T. Swienton

Witness	Gregory T. Swienton

(the “Executive”)

SAP Number 37586

ATTEST:	RYDER SYSTEM, INC. (the “Company”)

/s/ Flora R. Perez	By: /s/ Christine A. Varney

Asst. Secretary	Christine A. Varney

Director (Chair of Corporate Governance and Nominating Committee)

(Seal}